Ex 99.1

PTC Announces THIRD fiscal Quarter 2025 Results

•
Solid execution in Q3’25
•
Constant Currency ARR Growth of 9.3%; at higher end of guidance range
•
Operating and Free Cash Flow Growth of 14%; exceeded guidance ranges
•
Raising guidance for ARR, Free Cash Flow, Revenue, EPS, and Non-GAAP EPS
•
Proceeding with share repurchases under our $2 billion authorization
•
Continuing to build a strong foundation for AI-driven and verticalized growth

BOSTON, MA, July 30, 2025 - PTC (NASDAQ: PTC) today reported financial results for its third fiscal quarter ended June 30, 2025.

“Q3 was another solid quarter of execution for PTC. Our strategy of enabling product data foundations and extending the value of that data across the enterprise is resonating with customers across our verticals and geographies,” said Neil Barua, President and CEO, PTC.

“In Q3, we continued to advance our go-to-market transformation, and I can say with confidence that we are structurally stronger. We also progressed our five focus areas of CAD, PLM, ALM, SLM, and SaaS with new product offerings and enhancements and key customer wins. While the macroeconomic picture still poses some uncertainty for our customers, we sense that we are past the point of maximum disruption, and look forward to productive customer engagements throughout Q4,” concluded Barua.

Third Fiscal Quarter 2025 Key Operating and Financial Metrics1

$ in millions, except per share amounts	Q3’25	Q3'24	YoY Change	Q3’25 Guidance
ARR as reported	$2,416	$2,126	14%
Constant currency ARR (FY'25 Plan FX rates2)	$2,372	$2,170	9.3%	8.5% to 9.5% growth
Operating cash flow	$244	$214	14%	$234 to $239
Free cash flow	$242	$212	14%	$230 to $235
Revenue[3]	$644	$519	24%[4]	$560 to $600
Operating margin[3]	33%	18%	1,410 bps
Non-GAAP operating margin[3]	44%	32%	1,260 bps
Earnings per share[3]	$1.17	$0.57[5]	106%	$0.56 to $0.88
Non-GAAP earnings per share[3]	$1.64	$0.98[5]	68%	$1.05 to $1.30
Total cash and cash equivalents	$199	$248	(20%)
Debt, net of deferred issuance costs	$1,233	$1,811	(32%)

1 The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

2 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

3 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

4 In Q3’25, revenue grew 22% year over year on a constant currency basis.

5 In Q3’24, GAAP EPS included a non-cash tax benefit of $14.2 million or $0.12, and non-GAAP EPS included a non-cash tax benefit of $9.8 million or $0.08, primarily associated with the effects of IRS procedural guidance issued in May 2024.

“In Q3’25, the selling environment remained challenging. Against this backdrop, our constant currency ARR was solid, growing 9.3% year over year. Our Q3’25 cash flow was also solid, with operating cash flow and free cash flow both growing 14% year over year, driven by our ARR growth, subscription business model, and diligent financial management. Additionally, as planned, we repurchased $75 million worth of our stock in Q3’25,” said Kristian Talvitie, CFO.

“We have updated our FY’25 guidance ranges to reflect our year-to-date results and our expectations for Q4’25. Supported by our updated guidance of 8% to 9% constant currency ARR growth, the predictability of our cash collections, the disciplined budgeting structure we have in place, and being mindful of foreign exchange rate fluctuations, we expect approximately $850 million of free cash flow in FY’25. We also remain focused on the disciplined and consistent execution of our capital allocation strategy, and we intend to proceed with approximately $75 million of share repurchases in Q4’25. This will complete the $300 million repurchase we communicated at the beginning of the year, and our debt paydown throughout the year is expected to bring our leverage ratio down to approximately 1x,” Talvitie concluded.

Full Fiscal Year 2025 and Fourth Fiscal Quarter Guidance

$ in millions except per share amounts % rounded to the nearest half	FY’25 Previous Guidance	FY’25 Guidance	FY’25 YoY Growth Guidance	Q4’25 Guidance
Constant currency ARR (FY’25 Plan FX rates1)	7% to 9% growth	8% to 9% growth	8% to 9%	8% to 9% growth
Operating cash flow	$855 to $865	~$860	~15%	$93 to $98
Free cash flow	$840 to $850	~$850	~16%	$90 to $95
Revenue	$2,445 to $2,565	$2,570 to $2,630	12% to 14%	$725 to $785
Earnings per share	$3.78 to $4.73	$4.77 to $5.23	53% to 68%	$1.57 to $2.03
Non-GAAP earnings per share	$5.80 to $6.55	$6.63 to $7.03	31% to 38%	$2.10 to $2.50

1 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

Reconciliation of Operating Cash Flow Guidance to Free Cash Flow Guidance

$ in millions	FY’25 Guidance	Q4’25 Guidance

Operating cash flow	~$860	$93 to $98
Capital expenditures	~$10	~$3
Free cash flow	~$850	$90 to $95

Reconciliation of EPS Guidance to Non-GAAP EPS Guidance

	FY’25 Guidance	Q4’25 Guidance

Earnings per share	$4.77 to $5.23	$1.57 to $2.03
Stock-based compensation	$1.82 to $1.74	$0.49 to $0.41
Amortization of acquired intangibles	~$0.65	~$0.16
Impairment and other charges (credits), net	~$0.07	~$0.03
Acquisition and transaction-related charges	~$0.02	~$0.00
Income tax adjustments	($0.70) to ($0.68)	($0.15) to ($0.13)
Non-GAAP Earnings per share	$6.63 to $7.03	$2.10 to $2.50

FY’25 financial guidance includes the following assumptions:

•
We provide ARR guidance on a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.
•
We expect churn to remain low.
•
For cash flow, due to largely similar invoicing seasonality, and consistent with the past 4 years, we expect the majority of our collections to occur in the first half of our fiscal year and for fiscal Q4 to be our lowest cash flow generation quarter.
•
Compared to FY’24, given our FY’25 ARR guidance range, FY’25 GAAP operating expenses are expected to increase approximately 3% and FY’25 non-GAAP operating expenses are expected to increase approximately 3%, primarily due to investments to drive future growth.
•
FY’25 cash flow guidance includes approximately $18 million of outflows related to go-to-market realignment, of which $17 million was paid out during the first three quarters of FY’25, and approximately $1 million is expected to be paid out in Q4’25.
•
Capital expenditures are expected to be approximately $10 million.
•
Cash interest payments are expected to be approximately $80 million.
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Cash tax payments are expected to be approximately $110 million to $120 million.
•
GAAP and non-GAAP tax rates are expected to be approximately 20% to 25%.
•
GAAP P&L results are expected to include the items below, totaling approximately $299 million to $309 million, as well as their related tax effects:
o
approximately $210 million to $220 million of stock-based compensation expense,
o
approximately $79 million of intangible asset amortization expense,
o
approximately $8 million of impairment charges to right-of-use lease assets related to facilities subleasing activities, and
o
approximately $2 million related to acquisition and transaction-related expenses.
•
We intend to repurchase approximately $300 million of our common stock in FY’25, of which $225 million was repurchased during the first three quarters of FY’25, and approximately $75 million is expected to be repurchased in Q4’25.
•
We expect our fully diluted share count to be approximately flat in FY’25.

PTC’s Third Fiscal Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, July 30, 2025. To participate in the live conference call, dial (888) 596-4144 or (646) 968-2525, provide the passcode 3475783, and press # or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

We provide supplemental non-GAAP financial measures to our financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; impairment and other charges (credits), net; non-operating charges (credits), net shown in the reconciliation provided; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

In Q2’25, we changed the income statement caption of Restructuring and other charges (credits), net to Impairment and other charges (credits), net to reflect that the amounts presented are mainly impairment charges rather than restructuring charges. We correspondingly revised the caption with respect to the list of items excluded from our non-GAAP financial measures and, as reflected below, the list of items covered under that caption to reflect the primary charges and credits included in the adjustment. All charges and credits under the captioned line item remain the same.

Impairment and other charges (credits), net are charges associated with disposal or exit activities, including lease impairment and abandonment charges, net charges or income related to impaired or exited facilities, restructuring severance charges resulting from substantial employee reduction actions, and other related costs.

Free Cash Flow: We provide information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return excess cash to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency exchange rate fluctuations. To present CC information, FY’25 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2024, rather than the actual exchange rates in effect during that period.

Operating Measure

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, SaaS, hosting, and support contracts as of the end of the reporting period. We calculate ARR as follows:

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We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
•
For contracts that include annual values that change over time, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include any future committed increases in the contract value as of the date of the ARR calculation.
•
As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.
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Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We generally invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized as revenue at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future operating, financial and growth expectations, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate due to, among other factors, the effects of recently imposed import tariffs, threats of additional and reciprocal import tariffs, global trade tensions and uncertainty, volatile foreign exchange rates, high interest rates or increases in interest rates, inflation, tightening of credit standards and availability, geopolitical uncertainty, including the effects of the conflicts between Russia and Ukraine and in the Middle East, and tensions between the U.S. and China, any of which could cause customers to delay or reduce purchases of new software, adopt competing software solutions, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect our ARR (Annual Run Rate) and/or financial results and cash flow and growth; our investments in our software solutions, including the integration of artificial intelligence (AI) capabilities into our software solutions, may not drive expansion of those solutions and/or generate the ARR and/or cash flow we expect if customers are slower to adopt those solutions than we expect or if they adopt competing solutions; customers may not build the product data foundations essential for the AI-driven transformation of their business when or as we expect, which could adversely affect our ARR and/or financial results and cash flow and growth; our go-to-market realignment and related initiatives may disrupt our business to a greater extent than we expect or may not generate the ARR and/or financial results or cash flow when or as we expect; other uses of cash or our credit facility limits could limit or preclude the return of excess cash to shareholders via share repurchases, or could change the amount and timing of any share repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including changes to tax laws in the U.S. and other countries and the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are described from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

About PTC (NASDAQ: PTC)

PTC (NASDAQ: PTC) is a global software company that enables industrial and manufacturing companies to digitally transform how they engineer, manufacture, and service the physical products that the world relies on. Headquartered in Boston, Massachusetts, PTC employs over 7,000 people and supports more than 30,000 customers globally. For more information, please visit www.ptc.com.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024

Revenue:
Recurring revenue	$613,583	$481,559	$1,739,443	$1,551,600
Perpetual license	7,763	7,050	23,004	22,243
Professional services	22,591	30,030	82,984	98,082
Total revenue (1)	643,937	518,639	1,845,431	1,671,925

Cost of revenue (2)	110,025	111,916	328,084	331,991

Gross margin	533,912	406,723	1,517,347	1,339,934

Operating expenses:
Sales and marketing (2)	141,756	140,318	424,319	411,763
Research and development (2)	116,647	110,253	343,186	323,034
General and administrative (2)	54,145	49,659	162,457	180,391
Amortization of acquired intangible assets	11,536	10,672	34,356	31,459
Impairment and other charges (credits), net (3)	-	-	4,213	(802)
Total operating expenses	324,084	310,902	968,531	945,845

Operating income	209,828	95,821	548,816	394,089
Other expense, net	(16,152)	(28,448)	(56,737)	(95,372)
Income before income taxes	193,676	67,373	492,079	298,717
Provision (benefit) for income taxes	52,348	(1,605)	105,875	48,907
Net income	$141,328	$68,978	$386,204	$249,810

Earnings per share:
Basic	$1.18	$0.58	$3.22	$2.09
Weighted average shares outstanding	119,913	119,893	120,106	119,533

Diluted	$1.17	$0.57	$3.20	$2.07
Weighted average shares outstanding	120,461	120,822	120,815	120,593

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

(3) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
License revenue (1)	$251,479	$149,104	$678,628	$567,423
Support and cloud services revenue	369,867	339,505	1,083,819	1,006,420
Professional services revenue	22,591	30,030	82,984	98,082
Total revenue	$643,937	$518,639	$1,845,431	$1,671,925

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Cost of revenue	$5,291	$5,856	$16,711	$15,979
Sales and marketing	15,059	15,167	46,672	46,023
Research and development	17,788	13,101	48,334	41,275
General and administrative	15,894	13,914	49,678	57,965
Total stock-based compensation	$54,032	$48,038	$161,395	$161,242

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024

GAAP gross margin	$533,912	$406,723	$1,517,347	$1,339,934
Stock-based compensation	5,291	5,856	16,711	15,979
Amortization of acquired intangible assets included in cost of revenue	8,178	9,685	24,609	28,835
Non-GAAP gross margin	$547,381	$422,264	$1,558,667	$1,384,748

GAAP operating income	$209,828	$95,821	$548,816	$394,089
Stock-based compensation	54,032	48,038	161,395	161,242
Amortization of acquired intangible assets	19,714	20,357	58,965	60,294
Acquisition and transaction-related charges	1,597	154	2,422	2,962
Impairment and other charges (credits), net (2)	-	-	4,213	(802)
Non-GAAP operating income (1)	$285,171	$164,370	$775,811	$617,785

GAAP net income	$141,328	$68,978	$386,204	$249,810
Stock-based compensation	54,032	48,038	161,395	161,242
Amortization of acquired intangible assets	19,714	20,357	58,965	60,294
Acquisition and transaction-related charges	1,597	154	2,422	2,962
Impairment and other charges (credits), net (2)	-	-	4,213	(802)
Non-operating charges, net (3)	-	-	-	2,000
Income tax adjustments (4)	(19,260)	(19,538)	(65,650)	(48,162)
Non-GAAP net income	$197,411	$117,989	$547,549	$427,344

GAAP diluted earnings per share	$1.17	$0.57	$3.20	$2.07
Stock-based compensation	0.45	0.40	1.34	1.34
Amortization of acquired intangibles	0.16	0.17	0.49	0.50
Acquisition and transaction-related charges	0.01	0.00	0.02	0.02
Impairment and other charges (credits), net (2)	-	-	0.03	(0.01)
Non-operating charges, net (3)	-	-	-	0.02
Income tax adjustments (4)	(0.16)	(0.16)	(0.54)	(0.40)
Non-GAAP diluted earnings per share	$1.64	$0.98	$4.53	$3.54

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
GAAP operating margin	32.6%	18.5%	29.7%	23.6%
Stock-based compensation	8.4%	9.3%	8.7%	9.6%
Amortization of acquired intangibles	3.1%	3.9%	3.2%	3.6%
Acquisition and transaction-related charges	0.2%	0.0%	0.1%	0.2%
Impairment and other charges (credits), net (2)	0.0%	0.0%	0.2%	0.0%
Non-GAAP operating margin	44.3%	31.7%	42.0%	37.0%

(2) Caption has been changed from "Restructuring and other charges (credits), net" to reflect that impairment is now the primary component of the charge. Additional information about this change can be found in the “Non-GAAP Financial Measures” section of this document.

(3) In the first nine months of FY'24, we recognized an impairment loss of $2.0 million on an available-for-sale debt security.

(4) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, in the first nine months of FY'25 and FY’24, adjustments exclude a $10.4 million benefit and a $3.6 million charge, respectively, related to the tax impact of tax reserves related to prior years in foreign jurisdictions.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2025	2024

ASSETS

Cash and cash equivalents	$199,321	$265,808
Accounts receivable, net	712,710	861,953
Property and equipment, net	65,102	75,187
Goodwill and acquired intangible assets, net	4,341,831	4,359,367
Lease assets, net	128,854	133,317
Other assets	781,235	687,910

Total assets	$6,229,053	$6,383,542

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$777,352	$775,274
Debt, net of deferred issuance costs	1,233,412	1,748,572
Lease obligations	178,307	181,754
Other liabilities	527,099	463,544
Stockholders' equity	3,512,883	3,214,398

Total liabilities and stockholders' equity	$6,229,053	$6,383,542

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024

Cash flows from operating activities:
Net income	$141,328	$68,978	$386,204	$249,810
Stock-based compensation	54,032	48,038	161,395	161,242
Depreciation and amortization	25,540	27,128	76,803	81,272
Amortization of right-of-use lease assets	8,294	7,684	24,459	23,143
Operating lease liability	(2,273)	(3,145)	(4,869)	(13,438)
Accounts receivable	45,585	23,915	173,557	131,422
Accounts payable and accruals	40,377	64,831	(10,329)	35
Deferred revenue	(51,004)	(32,578)	(16,472)	8,393
Income taxes	16,844	(19,882)	22,409	(1,795)
Other	(34,795)	28,830	(49,491)	11,786
Net cash provided by operating activities	243,928	213,799	763,666	651,870

Capital expenditures	(1,887)	(1,639)	(7,462)	(9,841)
Acquisition of businesses, net of cash acquired(1)	(6,532)	-	(6,532)	(93,457)
Borrowings (payments) on debt, net(2)	(156,583)	(195,125)	(516,708)	109,049
Repurchases of common stock	(74,987)	-	(224,987)	-
Deferred acquisition payment(3)	-	-	-	(620,040)
Net proceeds associated with issuance of common stock	-	-	13,307	12,709
Payments of withholding taxes in connection with vesting of stock-based awards	(18,890)	(21,405)	(71,761)	(92,589)
Settlement of net investment hedges	(26,820)	6,050	(14,560)	3,826
Other financing & investing activities	-	-	(1,410)	-
Foreign exchange impact on cash	5,923	(2,832)	(125)	(2,003)

Net change in cash, cash equivalents, and restricted cash	(35,848)	(1,152)	(66,572)	(40,476)
Cash, cash equivalents, and restricted cash, beginning of period	235,742	249,474	266,466	288,798
Cash, cash equivalents, and restricted cash, end of period	$199,894	$248,322	$199,894	$248,322

Supplemental cash flow information:
Cash paid for interest(3)	$13,910	$18,375	$59,062	$112,394

(1) In Q1'24, we acquired pure-systems for $93 million, net of cash acquired.

(2) In the first nine months of FY25, net repayments include borrowings on our credit facility revolver to fund the $500 million bond repayment in February. In Q1'24, we borrowed $740 million to fund the ServiceMax deferred acquisition payment and the pure-systems acquisition.

(3) In Q1'24, we made a payment of $650 million to settle the ServiceMax deferred acquisition payment liability, of which $620 million was a financing outflow and $30 million was an operating outflow and included in cash paid for interest.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Cash provided by operating activities	$243,928	$213,799	$763,666	$651,870
Capital expenditures	(1,887)	(1,639)	(7,462)	(9,841)
Free cash flow	$242,041	$212,160	$756,204	$642,029